Exhibit 10.5

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (as hereinafter amended, modified or changed from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of December 14, 2017, by and between NRG Energy, Inc., a Delaware corporation (“NRG”), and GenOn Energy, Inc. (“GenOn”), a Delaware Corporation.  NRG and GenOn may sometimes be referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning given in the Plan (as defined below).

RECITALS

WHEREAS, pursuant and subject to that certain Restructuring Support Agreement, dated June 12, 2017, by and among NRG, GenOn, certain holders of senior unsecured notes of GenOn Americas Generation LLC and GenOn (the “Consenting Noteholders”), to which the Settlement Agreement Term Sheet was attached as an exhibit, NRG, GenOn and the Consenting Noteholders have agreed to certain terms regarding a financial restructuring of GenOn and the Debtors, including with respect to allocating assets, liabilities and responsibility for certain employee compensation and benefit plans and programs between the Parties, as set forth in this Agreement;

WHEREAS in accordance with the Restructuring Support Agreement, the Debtors will implement the restructuring transactions through the Third Amended Joint Chapter 11 Plan of Reorganization of GenOn Energy, Inc. and Its Debtor Affiliates (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”); and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the conditions set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.

“Action” means any demand, Claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affected Performance Period” shall have the meaning set forth in Section 6.1(a).

“Affiliate” means another person or an individual that directly or indirectly, through one or more intermediary, controls, or is controlled by, or is under common control with, such other person.

“Agreement” means this Employee Matters Agreement.

“Applicable Law” shall have the meaning set forth in Section 7.11(b).

“Asset Purchaser” the buyer of assets of GenOn or any of its direct or indirect subsidiaries pursuant to an asset purchase agreement.

“Asset Transaction” means one or more transactions, occurring following the date of this Agreement and prior to the Effective Date pursuant to an asset purchase agreement under which GenOn or any of its direct or indirect subsidiaries sells their assets to the Asset Purchaser and, in connection with such transaction, employees of GenOn or any of its direct or indirect subsidiaries are hired by the Asset Purchaser or an affiliate thereof.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)).

“Cash Incentive Plans” shall have the meaning set forth in Section 6.1(a).

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conditional Provisions” shall have the meaning set forth in Section 2.2(b).

“Cutoff Date” shall have the meaning set forth in Section 4.3(a).

“Effective Date” means the date on which the Plan shall have become effective in accordance with its terms.

“Eligible Bonus Amount” shall have the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Value” shall have the meaning set forth in Section 4.4.

“401(k) Effective Date” shall have the meaning set forth in Section 4.2.

“GenOn” means GenOn Energy, Inc., a Delaware Corporation, prior to its reorganization under the Plan.

“GenOn Cafeteria Plan” shall have the meaning set forth in Section 4.3(b).

“GenOn Employees” means any employees who were employed by the GenOn Group immediately prior to the Effective Date and remain employed by Reorganized GenOn Group immediately following the Effective Date.

“GenOn 401(k) Plan” shall have the meaning set forth in Section 4.2.

“GenOn Group” means GenOn and any of its direct or indirect subsidiaries as of immediately prior to the Effective Date.

“GenOn OPEB Liability” shall have the meaning set forth in Section 4.4.

“GenOn Welfare Plan” shall have the meaning set forth in Section 4.3(a).

“Governmental Authority” shall have the meaning set forth in Section 7.11(b).

“Inactive Employee” shall have the meaning set forth in Section 6.4

“Initial Value” means $25 million.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including attorneys’ fees and all other costs, expenses and obligations), including in connection with a third-party claim.

“NRG 401(k) Plan” means NRG Affiliates Employee Savings Plan.

“NRG Benefit Plans” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA) and whether or not subject to ERISA, and each severance, change in control, deferred compensation, retention, employment, retirement, savings, pension, incentive, bonus, commission, health, welfare, post-termination, retiree, separation, change of control, paid time off, fringe benefit or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract, in each case, under which any employee or former employee or other service provider of the GenOn Group has any present or future right to benefits and under which NRG or any of its Affiliates has had or has any present or future Liability.

“NRG Cafeteria Plan” shall have the meaning set forth in Section 4.3(b).

“NRG OPEB Plans” shall have the meaning set forth in Section 4.4.

“NRG Pension Plans” means the NRG Pension Plan, NRG Pension Plan for Bargained Employees, any other pension plan subject to Title IV of ERISA or the minimum funding standards of section 302 of ERISA or section 412 of the Code, any other pension plan that is a “multiemployer plan” within the meaning of section 3(37) of ERISA, and any defined benefit supplemental executive retirement plan for which NRG otherwise has liability, in each case, that is sponsored, maintained, contributed to, or required to be contributed to, by NRG and its subsidiaries and Affiliates, including the GenOn Group, or under which there may be obligations with respect to current or former employees of NRG and its subsidiaries and Affiliates, including the GenOn Group.

“Order” shall have the meaning set forth in Section 7.11(b).

“Reorganized GenOn Group” means GenOn and any of its direct or indirect subsidiaries as of the Effective Date.

“Replacement Benefit Plan” means any employee benefit plan established by Reorganized GenOn Group as of the Effective Date.

“Retained Nonqualified Plan” shall have the meaning set forth in Section 4.5.

“Settlement Agreement” shall have the meaning set forth in Section 2.2(a).

“Transferred Employees” shall have the meaning set forth in Article V.

ARTICLE II
CONDITIONS TO EFFECTIVE DATE

Section 2.1                                          Effective Date.  This Agreement shall become effective and binding upon each of the Parties on the Confirmation Date (as such term is defined in the Plan).

Section 2.2                                          Condition Precedents.  The provisions in Articles III, IV and VI (other than Sections 3.2 and 4.4) relating to actions and obligations occurring on and after the Effective Date (the “Conditional Provisions”) shall only become effective, if as of the Effective Date, the GenOn Group continues to employ GenOn Employees. For the avoidance of doubt, if prior to the Effective Date, GenOn enters into Asset Transactions such that GenOn ceases to have any employees, then the Conditional Provisions shall not become effective on the date on which the Plan becomes effective in accordance with its terms or on any other date and NRG shall have no obligations under this Agreement with respect to an Asset Purchaser.

ARTICLE III
GENERAL PRINCIPLES

Section 3.1                                          Benefit Plan Participation.  As of the Effective Date, except as required by Applicable Law, as otherwise provided in this Agreement, or the terms of any NRG Benefit Plan, each GenOn Employee shall cease to participate in, or accrue further benefits under, any NRG Benefit Plan, and shall commence participation in the Replacement Benefit Plans subject to the express terms of such Replacement Benefit Plans.

Section 3.2                                          Assumption and Retention of Liabilities.  Except as otherwise provided in this Agreement, Reorganized GenOn Group shall not assume, pay, perform or discharge or otherwise have any obligation or liability for, any and all Liabilities of NRG or any Affiliate of NRG (whether now existing or hereafter arising), and NRG and its Affiliates shall retain, and shall be solely responsible and liable for paying, performing and discharged when due, all such Liabilities of NRG or its Affiliates, including all Liabilities at any time arising under, in connection with or pursuant to any NRG Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract at any time maintained, sponsored, contributed, or required to be contributed to by NRG or any of its Affiliates or with respect to which NRG or any of its Affiliates has any liability, and any liability or obligation relating to workers’ compensation claims which relate to claims and/or injuries arising or asserted on or before the Effective Date.

ARTICLE IV

CERTAIN BENEFIT PLAN PROVISIONS

Section 4.1                                          Defined Benefit Pension Plans.

(a)                                 As of the Effective Date, Reorganized GenOn Group shall have a defined benefit pension plan(s) (and related trust(s)) intended to satisfy the requirements of Section 401(a) of the Code in which certain eligible collectively bargained GenOn Employees who participated in the NRG Pension Plans immediately prior to the Effective Date shall be eligible to participate.

(b)                                 As of the Effective Date, NRG shall take all actions necessary or appropriate to cause all GenOn Employees who were participants in any of the NRG Pension Plans to be fully vested in their benefits under all NRG Pension Plans, as applicable.

Section 4.2                                          Qualified Defined Contribution Plans.  Effective March 1, 2018 or, upon written notice to NRG of at least forty-five (45) Business Days, an earlier date (the “401(k) Effective Date”) NRG shall establish the GenOn Energy, Inc. Employee Savings Plan (the “GenOn 401(k) Plan”) as a defined contribution savings plan intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code for eligible GenOn Employees who participated in the NRG 401(k) Plan immediately prior to the 401(k) Effective Date. The GenOn 401(k) Plan shall accept a trust to trust transfer of assets (including any promissory notes evidencing outstanding participant loans) from the NRG 401(k) Plan attributable to the GenOn Employees’ vested and unvested accounts as soon as administratively feasible after the 401(k) Effective Date. On the Effective Date, Reorganized GenOn Group shall assume sponsorship (and related trust assets) of the GenOn 401(k) Plan.

Section 4.3                                          Active Health and Welfare Benefit.

(a)                                             General.  Effective March 1, 2018 (the “Cutoff Date”), NRG shall establish the GenOn Energy, Inc. Employee Welfare Plan (the “GenOn Welfare Plan”) for eligible GenOn Employees who participated in the corresponding NRG Employee Benefit Plan immediately prior to the Cutoff Date.  On the Effective Date, Reorganized GenOn Group shall assume sponsorship (and related trust assets) of the GenOn Welfare Plan.  NRG shall be responsible for all claims incurred by GenOn Employees under the GenOn Welfare Plan and corresponding NRG Benefit Plan on or prior to the Effective Date and Reorganized GenOn Group shall be responsible in accordance with the GenOn Welfare Plan for all claims incurred by GenOn Employees after the Effective Date.

(b)                                 Flexible Spending Accounts.  As of the Cutoff Date, NRG shall establish flexible spending arrangements under a cafeteria plan qualifying under Sections 125 and 129 of the Code (the “GenOn Cafeteria Plan”) for eligible GenOn Employees who participated in the corresponding cafeteria plan sponsored by NRG immediately prior to the Cutoff Date (the “NRG Cafeteria Plan”).  The GenOn Cafeteria Plan shall accept, a spin-off of the flexible spending account balances of the GenOn Employees under the NRG Cafeteria Plan and shall honor and continue, through the end of the plan year in which the Cutoff Date occurs, the elections made by each such GenOn Employee under the NRG Cafeteria Plan for such plan year to the extent allowed under applicable law.  As soon as practicable (but in any event, within 15 Business Days) following the Cutoff Date, NRG shall cause to be transferred in cash to the GenOn Group an amount equal to the excess, if any, of (A) the aggregate accumulated contributions to the flexible spending accounts made during the plan year in which the Cutoff Date occurs by the GenOn Employees over (B) the aggregate reimbursement payouts made to such GenOn Employees prior to the Cutoff Date for such plan year from such accounts.  If the aggregate reimbursement payouts made to the GenOn Employees prior to the Cutoff Date from the flexible spending accounts for the plan year in which the Cutoff Date occurs exceed the aggregate accumulated contributions to such accounts made by the GenOn Employees prior to the Cutoff Date for such plan year, the GenOn Group shall cause such excess amount to be transferred in cash to NRG as soon as practicable (but in any event, within 15 Business Days) following the Cutoff Date.  On the Effective Date, Reorganized GenOn Group shall assume sponsorship (and related assets) of the GenOn Cafeteria Plan.

Section 4.4                                          Retiree Health and Welfare Benefits.  NRG shall retain any NRG Benefit Plans providing for post-employment or retiree health or welfare benefits (the “NRG OPEB Plans”) and continue to be liable under the existing NRG OPEB Plans for former employees of the GenOn Group (and any dependents thereof), as of the Effective Date.   As of the Effective Date, the actuaries of all NRG OPEB Plans shall calculate the actuarial equivalent benefit amount calculated as of the Effective Date for all such former employees of the GenOn Group (as determined on an APBO basis consistent with past practice and existing assumptions) (the “Final Value”).  GenOn shall credit NRG for the difference between the Final Value and the Initial Value, if any.  To the extent permitted by law, NRG may in its sole discretion terminate or amend the NRG OPEB Plans with respect to non-bargaining employees or retirees at any time.  As of the Effective Date, the Reorganized GenOn Group will assume the Liability for all active GenOn Employees, including any active GenOn Employees, who have satisfied the applicable eligibility requirements of the NRG OPEB Plans, but have not yet started to receive their retiree health or welfare benefits under the applicable NRG OPEB Plans.  GenOn further agrees that following the date on which the Plan is confirmed and prior to the Effective Date, the GenOn Group shall not offer any employees or former employees of the GenOn Group additional age and/or service credits and subsidies for purposes of eligibility under the NRG OPEB Plans without the written consent of NRG.  NRG further agrees, unless otherwise required by applicable law, that it will not terminate, amend, or alter benefits or subsidies for former employees whose benefits derive from a collective bargaining agreement.

Section 4.5                                          Nonqualified Retirement Plans.  NRG shall retain all Liabilities under the NRG Energy Deferral and Restoration Plan (the “Retained Nonqualified Plan”).

Each GenOn Employee shall, as of the Effective Date, cease participation in the Retained Nonqualified Plan.  As of the Effective Date, NRG shall take all actions necessary to: (i) fully vest all GenOn Employees in their account balances, to the extent any are unvested, and (ii) cause GenOn Employees to receive their benefits from the Retained Nonqualified Plan in accordance with the terms of the plan in effect as of the date hereof.

ARTICLE V

EMPLOYEE TRANSFERS

Prior to December 31, 2017, GenOn Group shall transfer the GenOn Employees whose responsibilities are exclusively or primarily related to the Seward and Deer Park Generating Stations (the “Transferred Employees”) to NRG and NRG shall assume any and all liabilities with respect thereto, including all liabilities relating to pension, retiree welfare and all other employee benefit plans in which the Transferred Employees participate.  The actuarial equivalent benefit amount of retiree welfare benefits of the Transferred Employees shall not be included in the calculation of Final Value under Section 4.4.

ARTICLE VI

ADDITIONAL MATTERS

Section 6.1                                          Cash Incentive Programs.

(a)                                 Immediately following the Effective Date, NRG shall make a prorated bonus payment to each GenOn Employee who is a participant in the NRG Energy, Inc. Annual Incentive Plan and any other NRG annual cash incentive plans (collectively, the “Cash Incentive Plans”) and who remains employed through the Effective Date, the amount (if any) of which shall equal the product of the applicable GenOn Employee’s Eligible Bonus Amount (as defined in the next sentence) in respect of the performance period in which the Effective Date occurs (with respect to each GenOn Employee, the “Affected Performance Period”), multiplied by a fraction, the numerator of which is the number of days in the Affected Performance Period prior to the Effective Date, and the denominator of which is the total number of days in the Affected Performance Period. NRG may determine the Eligible Bonus Amount with respect to each GenOn Employee, under each Cash Incentive Plan and for each Affected Performance Period, using any good faith methodology, provided that such amount shall not be less than the target bonus amount established for each GenOn Employee (such amount, as calculated, the “Eligible Bonus Amount”). No amount payable pursuant to the foregoing shall be subject to the execution or delivery of any release of claims by a GenOn Employee. Any amount payable to any GenOn Employee under a Cash Incentive Plan in respect of a performance period completed prior to the Effective Date shall be paid no later than the date on which NRG pays annual bonuses to similarly-situated other employees of NRG and its Affiliates.

(b)                                 As of the Effective Date, Reorganized GenOn Group will assume payment obligations from NRG with respect to any other accrued, but unpaid payments for the cash incentive programs set forth on Schedule 6.1 related to the GenOn Employees.

Reorganized GenOn Group will pay such accrued benefits to the applicable GenOn Employee in accordance with terms and conditions as determined by Reorganized GenOn Group in its sole discretion.

Section 6.2                                          Time-Off Benefits.  As of the Effective Date, Reorganized GenOn Group will assume payment obligations from NRG with respect to any accrued, but unused paid time off and other similar time-off benefits for the GenOn Employees.  Reorganized GenOn Group will pay such accrued benefits to the applicable GenOn Employee in accordance with terms and conditions as determined by Reorganized GenOn Group in its sole discretion.

Section 6.3                                          COBRA.  NRG shall retain all Liabilities with respect to any current and former employees (and their eligible dependents) of the GenOn Group who experienced a “qualifying event” (as such term is defined in Section 4980B(f)(3) of the Code) or loss of coverage at any time on or before the Effective Date.

Section 6.4                                          Inactive Employees.  To the extent any current or former employees of the GenOn Group are on short-term disability or leave of absence on the Effective Date (each an “Inactive Employee”), from and after the Effective Date, the Reorganized GenOn Group shall assume the Liability and obligation with respect to such Inactive Employee to provide employee benefits to such employees after the Effective Date.  Reorganized GenOn shall not assume any Liability for any employee on workers’ compensation or long-term disability on the Effective Date.

Section 6.5                                          Administration.  Following the date hereof, the Parties shall reasonably cooperate in all matters to the extent reasonably necessary to effect this Agreement, including exchanging information and data relating to employee benefits, and employee benefit plan coverages, except to the extent prohibited by Applicable Law.

ARTICLE VII
MISCELLANEOUS

Section 7.1                                          Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto, except as may be provided or complemented in the Plan. In the event of any inconsistency between this Agreement and the Settlement Agreement, this Agreement shall govern.

Section 7.2                                          No Waiver; Remedies Cumulative.  No waiver under this Agreement is effective unless it is in writing and signed by or on behalf of the Party waiving its right.  Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.  No failure on the part of any Party to exercise or enforce and no delay in exercising or enforcing, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 7.3                                          Amendments.  This Agreement may not be modified, amended, or supplemented without the prior written consent of by each Party.

Section 7.4                                          Notices.  Unless otherwise specified, all notices required or permitted under this Agreement shall be in writing and shall be delivered by email and (1) hand or (2) prepaid delivery service with package tracking capabilities.  Such notices shall be addressed to:

if to NRG:

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attn:                    Brian Curci, Corporate Secretary

Email:            brian.curci@nrg.com

with a copy to (which shall not constitute notice) to:

Baker Botts LLP

2001 Ross Avenue

Dallas, TX 75201

Attn:                    C. Luckey McDowell, Emanuel C. Grillo, and Ian E. Roberts

Email:            luckey.mcdowell@bakerbotts.com

emanuel.grillo@bakerbotts.com

ian.roberts@bakerbotts.com

if to Reorganized GenOn Group:

GenOn Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attn: Mac McFarland, Chief Executive Officer

Email: mac@genon.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn: David R. Seligman, P.C., Steven N. Serajeddini, and Jack Bernstein

Email: david.seligman@kirkland.com

steven.serajeddini@kirkland.com

jack.bernstein@kirkland.com

and to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Damian S. Schaible, Eli J. Vonnegut, and Angela M. Libby
Email:            damian.schaible@davispolk.com

eli.vonnegut@davispolk.com

angela.libby@davispolk.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.  Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.

Section 7.5                                          Interpretation  Unless otherwise required by the context in which any term appears, for purposes of this Agreement:

(a)                                 The singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine and neutral genders and vice versa.

(b)                                 References to “Articles,” or “Sections,” shall be to articles, sections, schedules or exhibits of or to this Agreement unless stated otherwise, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(c)                                  The words “include,” “includes” or “including” means “including, without limitation.”

(d)                                 The word “or” will have the inclusive meaning represented by the phrase “and/or.”

(e)                                  Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(f)                                   All references herein to any statute, other law or agreement shall be to such statute, law or agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

(g)                                  This Agreement was negotiated and prepared by each of the Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against any Party on the ground that such Party is the author of this Agreement or any part hereof.

Section 7.6                                          Captions.  The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 7.7                                          Severability.  If any provision of this Agreement is found or held to be invalid or unenforceable by a court, arbitrator, or other decision-making body of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the greatest extent allowed by such court, arbitrator, or body under law.

Section 7.8                                          Assignment.

(a)                                 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns; provided, however, that, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of Applicable Law) by a Party without the prior written consent of the other Parties.

(b)                                 Any purported assignment of this Agreement in violation of this Section 7.8 shall be null and void.

Section 7.9                                          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.10                                   No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties hereto, no provision of this Agreement shall be deemed to confer upon any third parties any claim, remedy, liability, reimbursement, cause of action, or other right.  For clarity, nothing in this Agreement shall be read to impair the ability of any Party to seek to recover from any third party person or entity for amounts due to any Party, except to the extent such claims are expressly addressed in this Agreement.

Section 7.11                                   Governing Law; Submission to Jurisdiction; Selection of Forum.

(a)                                                                     THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement (i) to the extent possible, in the Bankruptcy Court or (ii) otherwise, in state and federal courts sitting in the City, County and State of New York (collectively, the “Chosen Courts”), and solely in connection with claims arising out of or related to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts and courts of appeals therefrom; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; and (d) consents to entry of final judgment by the Chosen Courts.

(b)                                                                     For purposes of this Agreement: (i) “Applicable Laws” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principal of common law, ordinance, code, edict, proclamation, treaty, rule, regulation, ruling, directive, Order, or requirement of, or issued, promulgated, enforced or entered by, any Governmental Authority or court of competent jurisdiction, or other legal requirement or rule of law; (ii) “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States or any foreign country, any state or local body of the United States, any independent system operator, any regional transmission organization, reliability council or authority, or any foreign country or any political subdivision of any of the foregoing, and any court of competent jurisdiction; and (iii) “Order” means any final writ, judgment, decree, injunction or similar order of any Governmental Authority.

Section 7.12                                   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NRG ENERGY, INC.		GENON ENERGY, INC.

By:	/s/ Gaetan Frotte	By:	/s/ Mark A. McFarland
Name: Gaetan Frotte		Name: Mark A. McFarland
Title: Senior Vice President and Treasurer		Title: Chief Executive Officer

Schedule 6.1

None